SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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ADVANCED DIGITAL INFORMATION CORPORATION

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Advanced Digital Information Corporation

P.O. Box 97057
11431 Willows Road N.E.
Redmond, Washington 98073-9757

Notice of Annual Meeting of Shareholders

To Be Held March 11, 2003

TO THE SHAREHOLDERS:

      The annual meeting of shareholders of Advanced Digital Information Corporation, a Washington corporation (“ADIC” or the “Company”), will be held on Tuesday, March 11, 2003, beginning at 10:00 a.m. local time, at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, for the following purposes:

1.	To elect two directors to hold office for three-year terms;

2.	To consider and vote upon a proposal to amend the Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan to increase the number of shares available for issuance thereunder by 2,000,000 shares; and

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

      Only holders of record of shares of ADIC common stock at the close of business on January 17, 2003, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and adjournments or postponements thereof. Shareholders are cordially invited to attend the annual meeting in person.

By Order of the Board of Directors

Linda A. Schoemaker
Senior Vice President, General Counsel and Secretary

Redmond, Washington

February 3, 2003

PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Proxy Statement
ELECTION OF DIRECTORS
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
COMPENSATION OF DIRECTORS; STOCK OPTION PROGRAM
PROPOSAL TO AMEND THE ADVANCED DIGITAL INFORMATION CORPORATION 1999 STOCK INCENTIVE COMPENSATION PLAN
EQUITY COMPENSATION PLAN INFORMATION
DESCRIPTION OF EQUITY COMPENSATION PLANS NOT APPROVED BY SHAREHOLDERS
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON ANNUAL COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS; OTHER BOARD RELATIONSHIPS
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
CERTAIN TRANSACTIONS
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR FISCAL YEAR 2003 ANNUAL MEETING
OTHER MATTERS
ANNUAL REPORT AND FINANCIAL STATEMENTS

Advanced Digital Information Corporation

P.O. Box 97057
11431 Willows Road N.E.
Redmond, Washington 98073-9757

Proxy Statement

       This Proxy Statement, which was first mailed to shareholders of Advanced Digital Information Corporation (“ADIC” or the “Company”) on or about February 3, 2003, is furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors for the annual meeting of shareholders to be held on Tuesday, March 11, 2003, beginning at 10:00 a.m. local time, at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, and any adjournments or postponements thereof.

      If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked. A proxy may be revoked in writing at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the annual meeting and voting in person. Shareholders are entitled to one vote for each share of common stock held of record at the close of business on January 17, 2003, the record date for the annual meeting. On that date, there were 62,401,306 shares of common stock outstanding, the only class of securities of the Company entitled to vote at the annual meeting. Holders of a majority of those shares, present in person or represented by proxy, will constitute a quorum.

      The two nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the annual meeting will be elected directors. Holders of common stock are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of the directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. The amendment to the 1999 Stock Incentive Compensation Plan will be approved if the votes cast in favor of the proposal by the shares entitled to vote thereon exceed the votes cast against the proposal. Abstentions from voting on this proposal will have no impact on the outcome since no vote has been cast for or against the proposal. There can be no broker nonvotes on either the election of the directors or, under current Nasdaq rules, on the approval of the amendment to the 1999 Stock Incentive Compensation Plan (the “1999 Stock Incentive Plan”); brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to these matters. The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by certain of the Company’s directors, officers and regular employees (“Team Members”), without additional compensation, personally or by telephone, email or fax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes. One class is elected each year by the shareholders. At the annual meeting, two directors will be elected to serve for terms of three years expiring on the date of the annual meeting of shareholders in 2006. The nominees, Mr. Christopher T. Bayley and Mr. Frank M. (“Pete”) Higgins, currently serve as directors of the Company. If elected, each nominee will continue in office until his successor has been elected or until his resignation or removal in the manner provided by the Restated Bylaws of the Company. The names of directors whose terms will continue after the annual meeting are also listed below. Dr. Richard McCormick, who had served as a director of ADIC for almost three years, resigned in November 2002 in connection with his assumption of responsibilities in his new position of President of Rutgers University and his relocation away from the region. ADIC thanks Dr. McCormick for his many contributions during his tenure as a director.

      Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the nominees named below. If the nominees become unavailable to serve, the persons named in the accompanying proxy may vote for or against a substitute nominee in accordance with their judgment.

Nominees to Serve Until 2006

      Christopher T. Bayley. Mr. Bayley, 64, has served as a director of ADIC since 1996. From 1987 to 1996, he served as a director of Interpoint Corporation, which owned ADIC from 1994 to 1996. He has served as Chairman of Dylan Bay Companies since 1995 and was Chairman of New Pacific Partners, a Seattle and Hong Kong-based investment bank from 1992 to 1995. Mr. Bayley served as President and Chief Executive Officer of Glacier Park Company, a real estate development firm, from 1985 to 1992, and was Senior Vice President, Corporate Affairs, of Burlington Resources Inc., its holding company, from 1989 to 1992. Mr. Bayley is a director of The Commerce Bank of Washington and Hyperion Innovations and is Chairman of Stewardship Partners. Mr. Bayley is Chairman of the Board of Trustees of Scenic America, a trustee of the E.B. Dunn Historic Garden Trust and a member of Discovery Institute, Classic KING and the Sabre Foundation. He holds an A.B. in History from Harvard University and a J.D. from Harvard Law School.

      Frank M. (“Pete”) Higgins. Mr. Higgins, 45, was appointed as a director of ADIC in December 2002 to fill the directorship left vacant by the resignation of Dr. Richard L. McCormick. Since March 2000, Mr. Higgins has been a partner at Second Avenue Partners, a Seattle-based venture capital firm of which he is a co-founder. In 1999, Mr. Higgins ended his 16-year career with Microsoft Corporation most recently as Group Vice President of the Interactive Media Group with responsibility for Microsoft’s online and consumer software businesses. Mr. Higgins is a director of several private companies, including Bocada, Inc., Insitu Group and HouseValues.com. He serves on the advisory board of Digimine, Inc. He is also a strategic director in the venture capital group, Madrona Investment Group, L.L.C. Mr. Higgins is a Trustee of Stanford University and serves on the Board of Governors for the Seattle Aquarium Society and on the Board of Directors of Long Live the Kings. He holds a B.A. and an M.B.A. from Stanford.

The Board of Directors recommends that shareholders vote FOR the nominees listed above.

Continuing Directors

      Tom A. Alberg. Mr. Alberg, 62, has been a principal of Madrona Investment Group LLC, a private venture investment firm, since January 1996. Mr. Alberg has been a director of the Company since 1998. His current term as a director expires in 2004. Prior to joining Madrona, Mr. Alberg was the President, Chief Operating Officer and a director of LIN Broadcasting Corporation, a cellular telephone company, from 1991 to 1995, and an Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc. from 1990 to 1995. Prior to 1990, Mr. Alberg was Chairman of the Executive Committee and a partner in the law firm of Perkins Coie LLP. Mr. Alberg also serves as a director of Amazon.com, Inc., and several private companies. He holds an A.B. from Harvard University and a J.D. from Columbia Law School.

      John W. Stanton. Mr. Stanton, 47, has served as a director of ADIC since 1989, which includes five years prior to its acquisition by Interpoint in 1994. His current term as a director expires in 2005. He also served as a director of Interpoint from 1988 until its acquisition by Crane Co. in October 1996. Mr. Stanton has served as Chairman of the Board of T-Mobile, U.S.A. and Chairman and Chief Executive Officer of Western Wireless Corporation and their predecessor companies since 1992. Prior to this, he served as a director of McCaw Cellular Communications, Inc. from 1987 to 1994, serving as Vice Chairman from 1988 to 1991. Mr. Stanton also serves as a director of Columbia Sportswear, and as a Trustee of Whitman College. He holds a B.A. in Political Science from Whitman College and an M.B.A. from Harvard Business School.

      Peter H. van Oppen. Mr. van Oppen, 50, has served as a director of ADIC since 1984. His current term as director expires in 2005. He has served as Chairman of the Board and Chief Executive Officer since 1994, overseeing ADIC’s transition to an independent, publicly traded company in 1996. From 1985 to 1996, he served in various positions including Chairman of the Board, President and Chief Executive Officer of Interpoint Corporation, which owned ADIC from 1994 to 1996. In October 1996, Interpoint Corporation was acquired by Crane Co. Prior to 1985, he was a management consultant at Price Waterhouse LLP and Bain & Company. He serves as a director of several public and private entities, including Western Wireless Corporation, Key Technology, Inc., the Seattle Branch of the Federal Reserve Bank of San Francisco and The Basketball Club of Seattle. He is also a Trustee of Whitman College, and a member of the American Institute of Certified Public Accountants on inactive status. Mr. van Oppen holds a B.A. in Political Science from Whitman College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

      Walter F. Walker. Mr. Walker, 48, has served as a director of ADIC since 1996 and served as a director of Interpoint from 1995 to 1996. His current term as a director expires in 2004. Mr. Walker has served as President, CEO and a Director of The Basketball Club of Seattle, LLC, owner of the Seattle Sonics and Seattle Storm basketball teams, since 2001. From 1994 to 2001, he served as President of the Seattle Sonics, a subsidiary of Ackerley Communications, Inc. Prior to this, he served as President of Walker Capital, a money management firm, in 1994, and as Vice President of Goldman Sachs & Co., an investment banking firm, from 1987 to 1994. Mr. Walker serves as a director of Drexler Technology and Redhook Ale Brewery, Incorporated, and as a National Trustee, Boys and Girls Club of America. Mr. Walker is a member of the Institute of Chartered Financial Analysts. He holds a B.A. in Psychology from the University of Virginia and an M.B.A. from Stanford University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

      During the last fiscal year there were four meetings of the Board of Directors. All directors attended at least 75% of all board meetings and meetings of committees of which they were a member. In addition to formal meetings, the Company’s Board of Directors and committees from time to time take actions by written consent in lieu of a meeting, and members of the Board engage in numerous informal communications regarding topical matters.

      The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee. During the last fiscal year, the Audit Committee was composed of Messrs. Walker and Stanton and Dr. McCormick. The Audit Committee is responsible for retaining the Company’s independent auditors, and for reviewing with the independent auditor the management, scope, results and costs of the audit engagement. During the last fiscal year, there were five meetings of the Audit Committee. Following Dr. McCormick’s resignation, Mr. Bayley was appointed to the Audit Committee in December 2002. All of the members of the Company’s Audit Committee are independent.

      The Nominating Committee, composed of Messrs. Bayley, van Oppen and Walker, nominates and recommends candidates for the Board of Directors. During the last fiscal year, there was one meeting of the Nominating Committee, which was held in conjunction with a meeting of the Company’s full Board of Directors. Shareholders may nominate candidates for director with respect to an election to be held at the annual meeting by delivering notice, the contents of which are prescribed by the Company’s Restated Bylaws, not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made).

      The Compensation and Stock Option Committee, composed of Messrs. Alberg, Bayley and Walker determines the salary and bonus to be paid to the Company’s Chief Executive Officer and reviews the salaries and bonuses for the Company’s other executive officers. The Committee also administers the Company’s stock option plans and meets either independently or in conjunction with the Company’s full Board of Directors to grant options to eligible individuals in accordance with the terms of the plans. During the last fiscal year, the Compensation and Stock Option Committee met four times.

COMPENSATION OF DIRECTORS; STOCK OPTION PROGRAM

      Nonemployee directors are paid a retainer of $2,500 per quarter and $500 for each Board of Directors meeting attended. Committee members are paid $500 for each meeting attended that is not part of a regularly scheduled Board of Directors meeting. The employee director is not paid any fees for serving as a member of the Board of Directors or any Committee. Effective the beginning of 2003, the retainer paid to nonemployee directors was increased to $3,000 per quarter.

      Pursuant to the Company’s 1999 Stock Incentive Plan each director who is not an employee of the Company (an “Eligible Director”) will automatically receive a nonqualified stock option to purchase 24,000 shares of common stock upon his or her initial election or appointment. Such options vest in four equal annual installments of 6,000 shares each beginning one year after the date of grant, and expire after five years. The 1999 Stock Incentive Plan also provides for an automatic annual grant of options to purchase 6,000 shares of common stock to each Eligible Director on the date of each annual meeting of shareholders. Such options granted to Eligible Directors vest on the date of the next annual meeting of shareholders and expire after five years. The 1999 Stock Incentive Plan is administered by the Compensation and Stock Option Committee of the Company’s Board of Directors.

PROPOSAL TO AMEND THE

ADVANCED DIGITAL INFORMATION CORPORATION
1999 STOCK INCENTIVE COMPENSATION PLAN

      The 1999 Stock Incentive Plan provides a means whereby selected Team Members (including directors who are also Team Members), officers, consultants, advisors and agents of the Company may be granted stock awards, incentive stock options (“ISOs”), or nonqualified stock options (“NSOs”) to purchase shares of common stock. In addition, Eligible Directors receive automatic awards of NSOs under the 1999 Stock Incentive Plan. Approximately 600 persons are eligible to participate in the 1999 Stock Incentive Plan. On January 17, 2003 the average of the high and low sale prices of the common stock was $ 7.61 per share, as reported by the Nasdaq National Market.

      On December 11, 2002, the Company’s Board of Directors unanimously adopted an amendment to the 1999 Stock Incentive Plan that, subject to shareholder approval, would authorize an increase in the number of shares reserved for issuance under the 1999 Stock Incentive Plan by 2,000,000 shares, to a total of 8,000,000 shares. As of January 17, 2003, approximately 926,000 shares of common stock were available for future grant under the 1999 Stock Incentive Plan, and options to purchase approximately 5,059,000 shares of common stock were outstanding. The Board believes that the amendment of the 1999 Stock Incentive Plan to add more shares would, among other things, promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of Team Members, officers and directors. The Board believes that existing option grants have contributed substantially to the successful achievement of the above objectives and that the granting of stock awards and stock options for these purposes is comparable with the practices of other high-technology companies.

      A copy of the 1999 Stock Incentive Plan, as amended, is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the 1999 Stock Incentive Plan is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

Description of the 1999 Stock Incentive Plan

      The 1999 Stock Incentive Plan is administered by the Board of Directors or a designated committee (the “Plan Administrator”). Subject to the terms of the 1999 Stock Incentive Plan, the Plan Administrator determines the terms and conditions of stock awards and options granted under the 1999 Stock Incentive Plan, including the exercise price of options granted under the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides that the Plan Administrator must establish an exercise price for options that is not less than the fair market value per share at the date of grant. Unless otherwise established by the Plan Administrator, the term of each option is ten years from the date of grant, and the option vests at a rate of 25% per year over a four-year period. The Plan Administrator has established a five-year term for the large majority of all options that have been granted under the 1999 Stock Incentive Plan to date. Under the 1999 Stock Incentive Plan and tax laws pertaining to ISOs, each ISO must expire within ten years of the date of grant. If ISOs are granted to persons owning more than 10% of the voting stock of the Company, the exercise price may not be less than 110% of the fair market value per share at the date of grant and the term of the ISOs may not exceed five years. To date, no ISOs have been granted under the 1999 Stock Incentive Plan. Eligible Directors of the Company receive option awards under the 1999 Stock Incentive Plan only in the form of automatic grants. These automatic grants are described above under “COMPENSATION OF DIRECTORS; STOCK OPTION PROGRAM.”

      Under the 1999 Stock Incentive Plan, no more than 200,000 shares may be issued as stock awards. In addition, no individual may receive more than 400,000 shares subject to awards in a single fiscal year, except that the Company can make additional one-time grants of up to 800,000 shares to newly hired individuals in any fiscal year. To date, no stock awards have been issued under the 1999 Stock Incentive Plan.

      No stock award or option may be transferred by the optionee other than by will or the laws of descent or distribution, except for certain transfers that may be permitted by the Plan Administrator. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, retirement, death or total disability, as such terms are defined in the 1999 Stock Incentive Plan) may exercise options vested as of the date of termination during the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or during such longer period as is determined by the Plan Administrator. In the event the optionee is terminated for cause, the options terminate upon the optionee’s notification of such cause. In the event the optionee retires, dies or becomes totally disabled, options vested as of the date of retirement, death or total disability may be exercised prior to the earlier of the option’s specified expiration date and one year from the date of the optionee’s termination date.

      The exercise price for shares purchased under options may be paid by cash or check or, unless the Plan Administrator determines otherwise, by any combination of cash or check, shares of already-owned common stock, a broker-assisted cashless exercise or such other consideration as the Plan Administrator may permit.

      In the event of certain corporate transactions, including certain mergers or a sale of substantially all the assets or a liquidation of the Company, vesting of each option outstanding will automatically accelerate so that it will, immediately prior to such corporate transaction, become 100% vested, except that options other than those granted to Eligible Directors will not so accelerate if and to the extent that such options are, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with comparable awards for the purchase of shares of the capital stock of the successor corporation or its parent corporation or consideration in the form received by the Company’s shareholders in such transaction. The vesting of any options that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time will accelerate in the event the participant’s employment or other services subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the successor corporation for cause or by the participant voluntarily without good reason.

      Shares subject to awards granted under the 1999 Stock Incentive Plan that have lapsed or terminated may become subject to future awards granted under that plan. The 1999 Stock Incentive Plan has no fixed expiration date, except that no ISOs may be granted under the 1999 Stock Incentive Plan more than ten years after the adoption by the Board of any amendment to the plan that constitutes the adoption of a new plan for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Federal Income Tax Consequences

      The material U.S. federal income tax consequences to the Company and to any person granted an option or stock award under the 1999 Stock Incentive Plan who is subject to taxation in the United States under existing applicable provisions of the Code and underlying Treasury Regulations are substantially as follows. The following summary does not address state, local or foreign tax consequences and it is based on present law and regulations as in effect as of the date hereof.

      NSOs. No income will be recognized by an optionee upon the grant of an NSO.

      Upon the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value at the time of exercise of the shares acquired over the exercise price. Upon a later sale of those shares, the optionee will have capital gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares sold. Furthermore, this capital gain or loss will be long-term capital gain or loss (currently taxed at a maximum rate of 20%) if the shares are held for more than one year before they are sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the exercise price), and the shares’ holding period will begin on the day after the exercise date.

      ISOs. No income will be recognized by an optionee upon the grant of an ISO.

      The rules for the tax treatment of an NSO also apply to an ISO that is exercised more than three months after the optionee’s termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the Code).

      Upon the exercise of an ISO during employment or within three months after the optionee’s termination of employment (12 months in the case of permanent and total disability), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price). If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option exercise price will be taxed to the optionee as long-term capital gain or loss. If the shares are disposed of in an arms’ length sale before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares received on the exercise date over the exercise price (or, if less, the excess of the amount realized on the sale of the shares over the exercise price), and the optionee will have short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the exercise price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee. With respect to both NSOs and ISOs, special rules apply if an optionee uses already-owned shares to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture.

      Stock Awards. Depending on the terms of the award, taxable ordinary income may or may not be recognized by the participant upon the grant of the award.

      For stock awards subject to vesting and other similar restrictions, the participant will recognize ordinary income when the shares cease to be subject to the restrictions in an amount equal to the excess of the fair market value of the shares at that time over the amount paid for the shares. The participant may elect, under Section 83(b) of the Code, to recognize ordinary income at the time of the transfer in an amount equal to the excess of the fair market value of the shares at that time over the amount paid for the shares. In that case, no additional income is recognized upon a lapse of the restrictions on the shares, but if the shares are subsequently forfeited, the participant may not deduct the income recognized at the time of receipt of the shares, and will have a capital loss equal to the amount paid for the shares.

      For stock awards that are not subject to restrictions, other than restrictions on transfer, the participant generally recognizes ordinary income at the time of receipt. The holding period for the shares begins at the time income is recognized for federal income tax purposes, and the tax basis in the shares is the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Any dividends received on the restricted shares prior to the date income is recognized as described above would be taxable ordinary income when received.

      Company Deduction. In all the foregoing cases the Company will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Code, under which certain compensation payments in excess of $1 million are not deductible by the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company’s Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception if they meet the requirements set forth in Section 162(m) of the Code and Treasury Regulations promulgated thereunder. The 1999 Stock Incentive Plan has been drafted to allow compliance with those performance-based criteria.

The Board of Directors recommends that shareholders vote FOR the amendment to the Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth certain information with respect to the Company’s equity compensation plans in effect as of October 31, 2002 that provide for the award of securities or the grant of options, warrants or rights to purchase the securities to employees of the Company or its subsidiaries or to any other person.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(excluding securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	reflected in column(a))

Equity compensation plans approved by security holders(2)	8,817,802	$12.98	2,476,201	(3)(4)
Equity compensation plans not approved by security holders	572,600	$8.46	0
Total	9,390,402	$12.70	2,476,201

(1)	In connection with the acquisition of Pathlight Technology, Inc. in May 2001, the Company assumed stock options that had been issued by Pathlight. As of October 31, 2002, assumed options to purchase 131,247 shares of common stock remained outstanding. These outstanding assumed options have a weighted average exercise price of $2.40 per share. If an assumed option is not exercised, no additional option to purchase shares of our common stock will be issued in place of such unexercised option. The above table does not include any information about these assumed options.

(2)	Does not include 2,000,000 additional shares proposed to be authorized under the 1999 Stock Incentive Plan as described above in this Proxy Statement.

(3)	Under the 1999 Stock Incentive Plan, a maximum of 200,000 shares of common stock may be issued as stock awards. To date, no stock awards have been issued under this Plan.

(4)	Includes 1,038,704 shares of common stock that may be issued under the Company’s Amended 1997 Stock Purchase Plan, which is intended to qualify under Section 423 of the Code.

DESCRIPTION OF EQUITY COMPENSATION PLANS NOT APPROVED BY SHAREHOLDERS

2002 Team Member Retention Stock Option Plan

      The Company’s corporate philosophy is to pay salaries at a rate that is at the low end of competitive rates and grant options to enhance retention of key personnel. The depressed price of the Company’s stock following the September 2001 terrorist attacks and ensuing economic downturn has dramatically reduced the retention incentives provided by currently outstanding stock options and exposed the Company to potential loss of key personnel. In response to these concerns, on May 15, 2002, the Company’s Board of Directors unanimously adopted the 2002 Team Member Retention Stock Option Plan, which authorized the issuance of up to 540,000 shares of the Company’s common stock upon exercise of options granted under the plan. On the date the plan was approved by the Board, the Compensation and Stock Option Committee approved one-time grants of options covering all 540,000 shares available under the plan, with an exercise price equal to the fair market value of the Company’s common stock on that date. No further grants will be made under the plan. The Board believes that the 2002 Team Member Retention Stock Option Plan was necessary to, among other things, promote the interests of the Company and its shareholders by assisting the Company in retaining and stimulating the performance of key Team Members.

      Thirty-nine Team Members were designated as key personnel and received option grants under the 2002 Team Member Retention Stock Option Plan. None of the Company’s executive officers received option grants under this Plan. The 2002 Team Member Retention Stock Option Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the “Plan Administrator”). The Plan Administrator determined the terms and conditions of the stock options granted under the 2002 Team Member Retention Stock Option Plan. The term of each option is five years from the date of grant. All options granted under the 2002 Team Member Retention Stock Option Plan vest at a rate of 25% per year over a four-year period.

      No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, except for certain transfers that may be permitted by the Plan Administrator. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, retirement, death or total disability, as such terms are defined in the 2002 Team Member Retention Stock Option Plan) may exercise options vested as of the date of termination during the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period as is determined by the Plan Administrator. In the event the optionee is terminated for cause, the options terminate upon the Company’s discovery of such cause. In the event the optionee retires, dies or becomes totally disabled, options vested as of the date of death or total disability may be exercised prior to the earlier of the option’s specified expiration date and one year from the date of the optionee’s death or disability.

      In the event of certain corporate transactions, including certain mergers or a sale of substantially all the assets or a liquidation of the Company, vesting of each option outstanding will automatically accelerate so that it will, immediately prior to such corporate transaction, become 100% vested. The vesting of any options that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time will accelerate in the event the participant’s employment or other services subsequently terminate within two years following such corporate transaction, unless such employment or services are terminated by the successor corporation for cause or by the participant voluntarily without good reason.

      Shares subject to options granted under the 2002 Team Member Retention Stock Option Plan that have lapsed or terminated do not become available for future option grants and no further grants will be made under the plan.

Special Director Option Grants

      As of October 31, 2002, options to purchase 32,600 shares (after giving effect to stock splits in August 1999 and March 2000) remained outstanding under special option grants that were made to the

Company’s nonemployee directors in February 1998 and in August 2000. The majority of the options were granted to new directors to create parity with previous initial grants made to directors, and the remainder of the options were granted in connection with a Company-wide adjustment stock option grant. These option grants are administered by the Compensation and Stock Option Committee of the Board of Directors (the “Plan Administrator”). The term of each option is five years from the date of grant. The majority of the options vested at a rate of 25% per year over a four-year period, while the balance vested one year from the date of grant.

      No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, except for certain transfers that may be permitted by the Plan Administrator. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination in connection with retirement, death or total disability, as such terms are defined in the option grants) may exercise options vested as of the date of termination during the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or in such longer period as is determined by the Plan Administrator. In the event the optionee retires, dies or becomes totally disabled, options vested as of the date of death or total disability may be exercised prior to the earlier of the option’s specified expiration date and one year from the date of the optionee’s death or disability. In the event of certain corporate transactions, including certain mergers or a sale of substantially all the assets or a liquidation of the Company, vesting of each option outstanding will automatically accelerate so that it will, immediately prior to such corporate transaction, become 100% vested.

EXECUTIVE OFFICERS

      The following are executive officers of ADIC who will serve in the capacities noted until their successors are appointed or until resignation or removal:

Name	Age	Position

Peter H. van Oppen	50	Chairman of the Board and Chief Executive Officer
Charles H. Stonecipher	41	President and Chief Operating Officer
William C. Britts	44	Executive Vice President, Sales and Marketing
Said Rahmani-Khezri	41	Executive Vice President, Chief Technology Officer
Jon W. Gacek	41	Senior Vice President and Chief Financial Officer
Linda A. Schoemaker	39	Senior Vice President and General Counsel

      Each executive officer of the Company is appointed annually by the Board of Directors.

      For a biographical summary of Mr. van Oppen see, “CONTINUING DIRECTORS.”

      Charles H. Stonecipher. Mr. Stonecipher has served as President and Chief Operating Officer of ADIC since 1997 and as Senior Vice President and Chief Operating Officer of ADIC from 1995 to 1997. Prior to this, he served as Vice President, Finance and Administration and Chief Financial Officer of Interpoint from 1994 to 1995. Prior to joining Interpoint, Mr. Stonecipher worked as a Manager at Bain & Company in San Francisco from 1989 to 1994. He holds B.S. and M.S. degrees in Mechanical Engineering from Stanford University, where he graduated Phi Beta Kappa, and an M.B.A. from Harvard Business School.

      William C. Britts. Mr. Britts has served as Executive Vice President, Sales and Marketing of ADIC since 1998, as Vice President, Sales and Marketing from 1995 to 1997 and Director of Marketing of ADIC in 1994. For seven years prior to joining ADIC, Mr. Britts served in a number of marketing and sales positions with Raychem Corporation and its subsidiary, Elo TouchSystems. He holds B.S. and M.S. degrees in Mechanical Engineering from Virginia Polytechnic Institute and an M.B.A. from Harvard Business School.

      Said Rahmani-Khezri. Mr. Rahmani joined the Company in May 2001 as Executive Vice President, Research and Development when the Company acquired Pathlight Technology, Inc, where he was an Executive Vice President and co-founder. In 2002, Mr. Rahmani was appointed Chief Technology Officer. Prior to founding Pathlight in January 1995, Mr. Rahmani served in a variety of research and management positions in the IBM Storage System United Kingdom R&D Laboratories. Mr. Rahmani is a co-founder of the Storage Networking Industry Association and its first Director of Technical Working Groups. He holds an M.S. degree in Microelectronics from Middlesex University and a B.S. degree in Electrical and Computer Engineering from Arizona State University.

      Jon W. Gacek. Mr. Gacek joined the Company as Senior Vice President and Chief Financial Officer in November 1999. Prior to joining the Company, he was an audit partner at PricewaterhouseCoopers LLP and led their Seattle Office Technology Practice. He joined Price Waterhouse in 1985 and was admitted as a partner in 1996. While at PricewaterhouseCoopers LLP, Mr. Gacek assisted several private equity investment firms, with a number of mergers, acquisitions, leveraged buyouts and other transactions. He has additional experience in early stage venture-backed companies. Mr. Gacek is a director of Mackie Designs, Inc., a public company. He holds a B.A. in Accounting from Western Washington University.

      Linda A. Schoemaker. Ms. Schoemaker joined the Company as Senior Vice President and General Counsel in December 2000. Prior to joining the Company she was a partner in the law firm Perkins Coie LLP, and a member of the firm’s Executive Committee. Her practice focused on corporate finance, including public offerings, mergers and acquisitions, and venture capital. She joined Perkins Coie LLP in September 1989 and was admitted as a partner in January 1996. Ms. Schoemaker holds an A.B. in Social Studies from Harvard University and received her J.D. from the University of Michigan.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the Company’s Chief Executive Officer (the “CEO”) and the other executive officers of the Company (together with the CEO, the “named executive officers”) during the fiscal years ended October 31, 2002, 2001 and 2000. Stock option awards have been adjusted to reflect the two-for-one split of the Company’s common stock effected March 14, 2000.

Summary Compensation Table

				Long Term
				Compensation
				Awards
	Annual Compensation
				Securities	All Other
			Bonus	Underlying	Compensation
Name and Principal Position	Year	Salary($)	(1)($)	Options(#)	(2)($)

Peter H. van Oppen	2002	$340,000	—	100,000	6,052
Chairman and	2001	330,533	—	150,000	5,802
Chief Executive Officer	2000	309,890	137,000	360,000	5,802
Charles H. Stonecipher	2002	288,030	—	80,000	6,052
President and	2001	276,123	—	125,000	5,802
Chief Operating Officer	2000	258,235	91,800	236,000	6,268
William C. Britts	2002	253,029	—	80,000	2,752
Executive Vice President,	2001	232,231	—	85,000	5,802
Sales and Marketing	2000	208,231	65,450	164,000	5,802
Said Rahmani-Khezri(3)	2002	232,019	—	60,000	483
Executive Vice President and	2001	84,269	—	225,000	100,201
Chief Technology Officer
Jon W. Gacek(4)	2002	213,029	—	80,000	5,996
Senior Vice President and	2001	204,077	—	50,000	5,986
Chief Financial Officer	2000	191,192	170,000	314,800	8,856
Linda A. Schoemaker(5)	2002	212,019	—	65,000	6,052
Senior Vice President and	2001	174,846	165,769	200,000	5,653
General Counsel
John W. Powell, III(6)	2002	232,019	—	60,000	483
Senior Vice President,	2001	131,000	80,500	200,000	91,860
Operations

(1)	Consists of ADIC Bonus Plan awards and signing bonuses as noted below.

(2)	For fiscal year 2002, consists of matching contributions to the Company’s 401(k) plan of $5,500 for Messrs. van Oppen and Stonecipher and Ms. Schoemaker, $5,472 for Mr. Gacek and $2,200 for Mr. Britts. Also includes amounts paid for term life insurance of $552 each for Messrs. van Oppen, Stonecipher and Britts and Ms. Schoemaker, $524 for Mr. Gacek, and $483 for Messrs. Powell and Rahmani-Khezri.

(3)	Mr. Rahmani-Khezri joined the Company in May 2001 and received $100,000 for relocation expenses upon starting.

(4)	Mr. Gacek joined the Company in November 1999 and received a $100,000 bonus upon starting.

(5)	Ms. Schoemaker joined the Company in December 2000. Her bonus for fiscal year 2001 consisted of a signing bonus of $90,769 and a guaranteed bonus of $75,000 under the ADIC Bonus Plan.

(6)	Mr. Powell joined the Company in April 2001 and received $91,538 for relocation expenses. His bonus for fiscal year 2001 consisted of a guaranteed bonus under the ADIC Bonus Plan. Subsequent to the end of the 2002 fiscal year, Mr. Powell ceased being an executive officer of the Company.

Option Grants In Last Fiscal Year

      The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 2002 to the named executive officers under the Company’s stock option plans.

	Individual Grants

		Percent of				Potential Realizable
	Number of	Total				Value at Assumed Annual
	Securities	Options				Rates of Stock Price
	Underlying	Granted to				Appreciation for Option
	Options	Team	Exercise			Term(2)
	Granted	Members in	Price Per	Expiration	Grant
Name	(#)(1)	Fiscal Year	Share($)	Date	Date	5%($)	10%($)

Peter H. van Oppen	50,000	1.7%	$8.37	5/15/07	5/15/02	$115,624	$255,498
	50,000	1.7	5.255	8/14/12	8/14/02	165,242	418,756
Charles H. Stonecipher	40,000	1.4	8.37	5/15/07	5/15/02	92,499	204,399
	40,000	1.4	5.255	8/14/12	8/14/02	132,194	335,005
William C. Britts	40,000	1.4	8.37	5/15/07	5/15/02	92,499	204,399
	40,000	1.4	5.255	8/14/12	8/14/02	132,194	335,005
Said Rahmani-Kherzi	30,000	1.0	8.37	5/15/07	5/15/02	69,374	153,299
	30,000	1.0	5.255	8/14/12	8/14/02	99,145	251,253
Jon W. Gacek	40,000	1.4	8.37	5/15/07	5/15/02	92,499	204,399
	40,000	1.4	5.255	8/14/12	8/14/02	132,194	335,005
Linda A. Schoemaker	35,000	1.2	8.37	5/15/07	5/15/02	80,937	178,849
	30,000	1.0	5.255	8/14/12	8/14/02	99,145	251,253
John W. Powell, III	30,000	1.0	8.37	5/15/07	5/15/02	69,374	153,299
	30,000	1.0	5.255	8/14/12	8/14/02	99,145	251,253

(1)	These options vest in four equal annual installments beginning one year after the date of grant. The per share exercise price represents the fair market value of the common stock on the date of grant.

(2)	Future value of current year grants assuming appreciation of 5% and 10% per year (a) over a five-year option period with respect to the options granted on May 15, 2002, and (b) over a ten-year option period with respect to the options granted on August 14, 2002.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

      The following table sets forth certain information regarding options exercised in fiscal 2002 and options held as of October 31, 2002 by each of the named executive officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares	Value	October 31, 2002(#)		October 31, 2002($)(2)
	Acquired	Realized
Name	on Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter H. van Oppen	126,000	$392,836	257,500	412,500	$116,950	$149,750
Charles H. Stonecipher	60,000	$53,363	254,250	311,750	$307,931	$131,475
William C. Britts	75,000	$967,809	272,000	262,000	$557,778	$116,856
Said Rahmani-Khezri	197,174	$1,393,034	68,071	241,250	$88,212	$54,750
Jon W. Gacek	—	—	169,900	274,900	—	$73,000
Linda A. Schoemaker	—	—	50,000	215,000	—	$54,750
John W. Powell, III	—	—	37,500	222,500	—	$54,750

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the number of underlying shares of common stock.

(2)	Value is calculated based on the difference between the option exercise price and the fair market value of the common stock as of October 31, 2002, times the number of shares for those shares which are in-the-money.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

ON ANNUAL COMPENSATION

      The basis of the Board of Directors’ Compensation and Stock Option Committee (the “Committee”) decision making with respect to executive officer compensation consists of four key elements: (a) attracting, motivating and retaining key executives critical to the Company’s success, (b) aligning the interests of the executives with the interests of the shareholders, (c) reflecting ADIC’s performance, and (d) promoting excellent performance and attainment of corporate and personal goals by rewarding executives for their individual performance. The executive compensation package is designed to provide incentives for both short and long-term performance through base salary, bonuses based on Company performance and attainment of goals, and stock option grants.

      Base Salary. In evaluating and setting salaries, the Committee relies upon periodic surveys that provide data by industry and size of company, as well as knowledge of local pay practices as reported in financial periodicals or through information otherwise accessible to the Committee. The Committee believes that the base salary of the CEO is set at an amount which is competitive or somewhat below salaries paid to executives of companies of comparable size in similar industries or located within the local geographical region. In evaluating salaries for executive officers, the Committee also considers a review of performance and a general review of the Company’s financial and stock price performance. The base salary for executive officers is reviewed annually, typically in August. In light of the current challenging economic environment and the Company’s strategy to focus available resources on investments in research and development and sales and marketing, Mr. van Oppen recommended that his base salary not be increased. The Committee followed his recommendation and, for the same reasons, the base salaries of other executive officers were increased consistent with percentage increases for the Company’s Team Members overall, which averaged approximately 3% including merit and promotion adjustments.

      Bonuses. The ADIC Bonus Plan (the “Bonus Plan”) is a noncontributory plan that covers all ADIC Team Members except certain personnel based outside the United States certain and commissioned sales staff. Bonus payments under the Bonus Plan are based upon achievement of corporate performance goals established at the beginning of the fiscal year, which are primarily tied to operating profit, sales growth and profitability during the year. The Bonus Plan payment targets are also set at the beginning of the year as a percentage of base compensation depending upon the Team Member’s level of responsibility, with target levels beginning at a level of 8% of current base salary. Bonus payments under the Bonus Plan are paid in a single, annual payment following the end of the fiscal year and an assessment of whether the corporate performance goals have been met. For the CEO and other key Team Members, the Bonus Plan frequently sets a threshold level of Company performance that must be attained before any bonuses are awarded. Because the threshold level for corporate performance was not met in fiscal year 2002, the Chief Executive Officer and other executive officers did not receive any payout under the Bonus Plan. For fiscal year 2003, the Bonus Plan payment targets established for the Company’s CEO remained at 100% of base compensation and for other executive officers range from 50% to 80% of base compensation. The Bonus Plan payments are presented in the Summary Compensation Table under the heading “Bonus.” During the past three fiscal years, in only one year were payouts made to the Company’s Chief Executive Officer or other senior managers under the Bonus Plan, except for certain guaranteed payments to new hires.

      Stock Option Grants. The Company provides its executive officers with long-term incentives through the 1999 Stock Incentive Plan and predecessor stock option plans. The stock option plans are a tool used to provide incentives which will attract and retain key executives and employees, thereby maximizing shareholder value. The Committee relies upon surveys and general familiarity with the proportion of shares available for stock options in similar technology-based companies to determine appropriate grant levels.

      Typically annual grants to executive officers are made in August of each year, concurrent with any adjustments to base salary as described above. In fiscal 2002, in addition to an annual grant in August, the Committee also granted stock options to the Company’s CEO and other key Team Members in May as part of a special, one-time grant designed to retain key Team Members. For the Company’s Chief Executive Officer and other executive officers, these options were granted under the 1999 Stock Incentive

Plan, while other key Team Members received one-time option grants under the 2002 Team Member Retention Stock Plan. As described above under the section “2002 Team Member Retention Stock Option Plan,” the Committee recognized that many of the Company’s outstanding stock options were no longer serving the objective of enhancing retention of key Team Members as a result of the depressed price of the Company’s common stock. In order to provide retention incentives for these key Team Members, the Committee made special, one-time option grants based on the then current fair market value of the Company’s common stock. The Chief Executive Officer received a grant of options to purchase 50,000 shares of common stock as part of this special retention grant. In addition, in August 2002 in connection with the normal annual performance review the Committee awarded the Chief Executive Officer options to purchase 50,000 shares of common stock from the 1999 Stock Incentive Plan.

Compensation and Stock Option Committee

Christopher T. Bayley, Chairman
Tom A. Alberg
Walter F. Walker

COMPENSATION COMMITTEE INTERLOCKS; OTHER BOARD RELATIONSHIPS

      Chief Executive Officer Peter van Oppen is a director of the Basketball Club of Seattle, L.L.C., owner of the Seattle Sonics and Seattle Storm basketball team, an entity for which Mr. Walker is Chief Executive Officer. Mr. Walker is a director of the Company and a member of its Compensation and Stock Option Committee. Although Mr. van Oppen is not a member of the Compensation Committee of the Sonics Board of Directors, this relationship constitutes a compensation committee interlock.

      Chief Executive Officer Peter van Oppen is a director of Western Wireless Corporation, an entity for which Mr. Stanton is Chairman of the Board and Chief Executive Officer. Mr. van Oppen is not a member of Western Wireless Corporation’s Compensation and Stock Option Committee so no compensation committee interlock exists for this relationship.

PERFORMANCE GRAPH

      The following graph compares the cumulative return among Advanced Digital Information Corporation, the S&P 500 Index and the NASDAQ Computer Manufacturer Index. The graph assumes $100 invested in ADIC common stock, the Standard & Poor’s 500 Index and the NASDAQ Computer Manufacturer Index on October 31, 1997.

	October 31,

	1997	1998	1999	2000	2001	2002

ADIC Common Stock	100	76	433	303	348	165

Standard & Poor’s 500 Index	100	120	149	156	116	97

Nasdaq Computer Manufacturer Index	100	131	247	304	126	95

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires ADIC officers and directors, and persons who own more than 10% of a registered class of ADIC’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish ADIC with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, ADIC believes that during fiscal 2002 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

REPORT OF THE AUDIT COMMITTEE

      The members of the Audit Committee are independent as that term is defined in Nasdaq’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, which was published in 2001’s proxy statement. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2002 with the management of the Company. Additionally, the Audit Committee has discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants’ independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2002 filed with the SEC.

Audit Committee

Walter F. Walker, Chairman
Christopher T. Bayley
John W. Stanton

Fees Paid To PricewaterhouseCoopers LLP

      The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal year 2002.

Audit Fees	$293,016
Financial Information Systems Design and Implementation Fees	—
All Other Fees	245,458	(1)

	$538,474

(1)	Approximately $97,000 of these fees relate to work done by PWC in connection with the May 11, 2001 acquisition of Pathlight Technologies. The remainder of the fees relate to the preparation of the international tax returns and tax consulting.

The Audit Committee has considered and concluded that the provision of the non-audit services listed as “All Other Fees” in the table above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL

SHAREHOLDERS

      The following table sets forth information as of January 17, 2003, with respect to the beneficial ownership of shares of common stock by (a) each person who is known by the Company to own beneficially more than 5% or more of the outstanding shares of common stock, (b) each director of ADIC, (c) each of ADIC’s current executive officers for whom compensation is reported in this Proxy Statement, and (d) all directors and current executive officers of ADIC as a group. Except as noted, ADIC believes that the beneficial owners listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

	Shares Beneficially
	Owned

Name	Number	Percent

Berger, L.L.C.
210 University Blvd., Suite 900
Denver, Colorado 80206(1)	7,657,000	12.0%
Tom A. Alberg(2)	221,175	*
Christopher T. Bayley (3)	134,700	*
Frank M. (“Pete”) Higgins	0	—
John W. Stanton(4)	2,467,356	3.9
Peter H. van Oppen(5)	830,203	1.3
Walter F. Walker(6)	230,700	*
Charles H. Stonecipher(7)	430,318	*
William C. Britts(8)	284,372	*
Said Rahmani-Khezri(9)	287,279	*
Jon W. Gacek(10)	236,357	*
Linda A. Schoemaker(11)	90,854	*
John W. Powell III(12)	37,500	*
All directors and current executive officers as a group (11 persons)(13)	5,213,314	8.1

*	Represents holdings of less than 1%.

(1)	Based on information received in January 2003, the Company understands that Perkins, Wolf, McDonnell & Company is the sub-investment advisor delegated with investment and voting authority with respect to 4,286,720 shares held by the Berger Small Cap Value Fund and with respect to 3,370,280 additional shares of ADIC held by other Berger advised funds. These shares are reflected in total in numbers shown in the table above for Berger, L.L.C. Perkins, Wolf, McDonnell & Company also holds investment and voting authority over additional funds not advised by Berger, L.L.C. In total, Perkins, Wolf, McDonnell & Company had investment and voting authority over 7,804,825 shares of ADIC stock as of January 17, 2003.

(2)	Includes 42,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 71,200 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees. Includes 12,000 shares held for the children of Mr. Alberg under the Uniform Transfer to Minors Act.

(3)	Includes 20,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 4,000 shares owned by Mr. Bayley’s spouse.

(4)	Includes 20,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 75,000 shares owned by a family trust. Does not include 50,000 shares owned by Aven Foundation, a foundation controlled by Mr. Stanton and his spouse. Mr. Stanton and his spouse disclaim beneficial ownership over the shares held by Aven Foundation.

(5)	Includes 327,500 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 2,783 shares owned by Mr. van Oppen’s spouse. Does not include 5,600 shares that are held in trust for Mr. van Oppen’s children or 3,000 shares that are held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership.

(6)	Includes 36,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Includes 304,250 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(8)	Includes 217,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 68,071 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 235,900 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Includes 87,500 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(12)	Includes 37,500 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Subsequent to the end of the 2002 fiscal year, Mr. Powell ceased being an executive officer of the Company.

(13)	Includes 1,361,021 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

CERTAIN TRANSACTIONS

Loans in Connection with Option Exercises

      In October 2001, in the context of the market closures and uncertainties that followed the September 11, 2001 terrorist attacks, the Company loaned funds to Messrs. van Oppen, Stonecipher and Britts to facilitate their exercise of stock options that were expiring on October 16, 2001. The amount loaned was equal to the exercise price of such expiring options, plus the withholding tax due upon exercise. Accordingly, the principal amount loaned each of these executive officers was as follows: Mr. van Oppen, $578,555; Mr. Stonecipher, $433,917; and Mr. Britts, $491,772. The loans, which had a one year term, were full recourse and bore interest at the rate of 6.5%. Mr. van Oppen, Mr. Stonecipher and Mr. Britts each repaid the full principal amount of his loan, together with accrued interest, prior to the one-year maturity date of the loan.

Change in Control Agreements

      The Company has executed Change of Control Agreements with each of its officers. These agreements provide that upon a “change of control” (as defined in the agreements), the Company or its affiliated companies will continue to employ such officer, in accordance with the terms of the agreement, for a specified period (the “Employment Period”). The Employment Period is three years in the case of the Company’s Chief Executive Officer, Peter van Oppen, and its President and Chief Operating Officer, Chuck Stonecipher, two years in the case of the Company’s Executive and Senior Vice Presidents and one year for other officers. During the applicable Employment Period, such officer’s position and duties would remain commensurate to those prior to the change of control, and such officer would be employed at a location within 35 miles of where such officer was employed prior to the change of control. During the applicable Employment Period, each such officer will be entitled to receive an annual base salary at least equal to his or her annual salary for the fiscal year in which the change of control occurs plus an annual bonus at least equal to 75% of the highest annual bonus paid or payable to the officer in respect of the two fiscal years immediately preceding the fiscal year in which the change of control occurs. In addition, during the applicable Employment Period each such officer will be entitled to participate in insurance and employee benefit programs and to reimbursement for reasonable employment expenses, as generally available to other employees after the change of control.

      If during the Employment Period the officer’s employment is terminated by the Company for any reason other than death, disability or “cause,” or by the officer for “good reason” (as such terms are defined in the agreements), such officer will be entitled to certain other benefits, including a lump-sum payment equal to all accrued or deferred compensation, plus severance pay equal to one, two or three times the sum of the officer’s annual base salary for the fiscal year in which the termination occurs and an amount equal to 75% of the highest annual bonus paid or payable to the officer for the three years preceding his or her termination. In addition, any officer so terminated will be entitled to immediate vesting and severance amounts otherwise payable under the change of control agreements and subject to reduction in the event that such payments constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. The Company may unilaterally terminate any of the change of control agreements at any time by giving notice to an officer. Such termination would be effective one year following the date of such notice and would be without effect were a change of control to occur during such one-year period.

Family Relationships

      Shannon van Oppen, the wife of the Company’s Chief Executive Officer has served for approximately 15 years as the Director of Human Resources of the Company and its predecessor, Interpoint Corporation. Ms. van Oppen received annual compensation of $102,381, $81,266 and $79,887 during fiscal years 2002, 2001 and 2000, respectively. In addition, in May 2002 she was granted options to purchase 20,000 shares of the Company’s stock at an exercise price of $8.37 per share. Beginning in October 2002, Ms. van Oppen reduced her employment to a part-time basis with a corresponding reduction in her salary to $60,000 per year.

INDEPENDENT AUDITORS

      PricewaterhouseCoopers LLP was ADIC’s independent auditor in fiscal 2002 and has been selected as the Company’s independent auditor for fiscal 2003. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

SHAREHOLDER PROPOSALS FOR FISCAL YEAR 2003 ANNUAL MEETING

      In accordance with the Company’s Restated Bylaws, a shareholder proposing to transact business at the Company’s annual meeting of shareholders must provide notice of such proposal, in the manner required by the Company’s Restated Bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if the Company provides less than 60 days’ notice of such meeting, no later than 10 days after the date of the Company’s notice). Shareholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its annual meeting of shareholders to be held in March 2004 must be received by the Company no later than October 20, 2003.

OTHER MATTERS

      The Company is not aware, as of the date hereof, of any matters to be voted upon at the annual meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

ANNUAL REPORT AND FINANCIAL STATEMENTS

      A copy of the Company’s Annual Report to Shareholders for the 2002 fiscal year, which also includes the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 (including financial statements), accompanies this Proxy Statement.

APPENDIX A

ADVANCED DIGITAL INFORMATION CORPORATION

AMENDED AND RESTATED

1999 STOCK INCENTIVE COMPENSATION PLAN

SECTION 1.     PURPOSE

      The purpose of the Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan (the “Plan”) is to enhance the long-term shareholder value of Advanced Digital Information Corporation, a Washington corporation (the “Company”), by offering opportunities to selected persons to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

SECTION 2.     DEFINITIONS

      For purposes of the Plan, the following terms shall be defined as set forth below:

“Award” means an award or grant made pursuant to the Plan, including, without limitation, awards or grants of Stock Options or Stock Awards, or any combination of the foregoing.

“Board” means the Board of Directors of the Company.

“Cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, no par value, of the Company.

“Corporate Transaction” means any of the following events:

(a) Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than 2/3 of the outstanding voting securities of the surviving corporation;

(b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation (as the term “subsidiary corporation” is defined in Section 8.3) of the Company;

(c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or

(d) Acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record). Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act.

“Disability,” unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

“Effective Date” has the meaning set forth in Section 16.

“Eligible Director” means a member of the Board who is not also an employee of the Company or any “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 8.3) of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the average of the high and low per share sales prices for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the average of the high and low per share sales prices for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

“Good Reason” means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice from the Participant:

(a) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) that, in the Participant’s reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities that, in the Participant’s reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant’s employment for Cause, for Disability or as a result of his or her death, or by the Participant other than for Good Reason;

(b) a reduction in the Participant’s annual base salary;

(c) the Successor Corporation’s requiring the Participant (without the Participant’s consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation’s business that is not materially greater than such travel requirements prior to the Corporate Transaction;

(d) the Successor Corporation’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Participant was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Participant with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

(e) any material breach by the Successor Corporation of its obligations to the Participant under the Plan or any substantially equivalent plan of the Successor Corporation; or

(f) any purported termination of the Participant’s employment or service relationship for Cause by the Successor Corporation that is not in accordance with the definition of Cause under the Plan.

“Grant Date” means the date on which the Plan Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

“Nonqualified Stock Option” means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

“Option” means the right to purchase Common Stock granted under Section 7.

“Option Term” has the meaning set forth in Section 7.3.

“Parent,” except as otherwise provided in Section 8.3 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

“Participant” means (a) the person to whom an Award is granted; (b) for a Participant who has died, the personal representative of the Participant’s estate, the person(s) to whom the Participant’s rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 12; or (c) the person(s) to whom an Award has been transferred in accordance with Section 12.

“Plan Administrator” means the Board or any committee or committees designated by the Board or any person to whom the Board has delegated authority to administer the Plan under Section 3.1.

“Retirement” means retirement as of the individual’s normal retirement date under the Company’s 401(k) Plan or other similar successor plan applicable to salaried employees, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan.

“Related Corporation” means any Parent or Subsidiary of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Award” means shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Subsidiary,” except as otherwise provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

“Successor Corporation” has the meaning set forth in Section 13.3.

“Termination Date” has the meaning set forth in Section 7.6.

SECTION 3.     ADMINISTRATION

3.1 Plan Administrator

      The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code and (b) “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officer of the Company to grant Awards to designated classes of eligible persons, within the limits specifically prescribed by the Board.

3.2 Administration and Interpretation by Plan Administrator

      Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s officers as it so determines.

SECTION 4.     STOCK SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

      Subject to adjustment from time to time as provided in Section 13.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 8,000,000 shares.

      Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2 Limitations

      (a) Subject to adjustment from time to time as provided in Section 13.1, not more than an aggregate of 200,000 shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

      (b) Subject to adjustment from time to time as provided in Section 13.1, not more than 400,000 shares of Common Stock may be made subject to Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, except that the Company may make additional one-time grants of up to 800,000 shares to newly hired individuals, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3 Reuse of Shares

      Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in vested and nonforfeitable shares) shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that for purposes of Section 4.2, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

SECTION 5.     ELIGIBILITY

      Awards may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its

Related Corporations; provided, however, that such Participants render bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6.     AWARDS

6.1 Form and Grant of Awards

      The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

6.2 Settlement of Awards

      The Company may settle Awards through the delivery of shares of Common Stock, cash payments, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. The Plan Administrator may at any time offer to buy out, for a payment in cash or Common Stock, an Award previously granted based on such terms and conditions as the Plan Administrator shall establish and communicate to the Participant at the time such offer is made.

6.3 Acquired Company Awards

      Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (“Acquired Entities”) (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the “Acquisition Transaction”). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

SECTION 7.     AWARDS OF OPTIONS

7.1 Grant of Options

      The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2 Option Exercise Price

      The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date. For Incentive Stock Options granted to a more than 10% shareholder, the Option exercise price shall be as specified in Section 8.2.

7.3 Term of Options

      The term of each Option (the “Option Term”) shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.4.

7.4 Exercise of Options

      The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or
Service with the Company or Its Related	Percent of Total Option
Corporations from the Option Grant Date	That Is Vested and Exercisable

After 1 year	25%
After 2 years	50%
After 3 years	75%
After 4 years	100%

      The Plan Administrator may adjust the vesting schedule of an Option held by a Participant who works less than “full-time” as that term is defined by the Plan Administrator.

      To the extent that an Option has vested and become exercisable, the Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may not be exercised for less than 100 shares at any one time (or the lesser number of remaining shares covered by the Option).

7.5 Payment of Exercise Price

      The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of

(a) cash or check;

(b) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

(c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

(d) such other consideration as the Plan Administrator may permit.

      In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of a full-recourse promissory note, (ii) the payment by the Participant of the purchase price, if any, of the Common Stock in installments, or (iii) the guarantee by the Company of a full-recourse loan obtained by the Participant from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

7.6 Post-Termination Exercises

      The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of termination of the Participant’s employment or service relationship (the “Termination Date”) shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of

(i) the last day of the Option Term;

(ii) if the Participant’s Termination Date occurs for reasons other than Disability, Retirement, Cause or death, the three-month anniversary of such Termination Date;

(iii) if the Participant’s Termination Date occurs by reason of Disability, Retirement or death, the one-year anniversary of such Termination Date.

      Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination Date shall expire upon the earlier to occur of (y) the last day of the Option Term and (z) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

      Also notwithstanding the foregoing, in case of termination of the Participant’s employment or service relationship for Cause, the Option shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option likewise shall be suspended during the period of investigation.

      A Participant’s transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant, agent, advisor or independent contractor, shall not be considered a termination of employment or service relationship for purposes of this Section 7. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

SECTION 8.     INCENTIVE STOCK OPTION LIMITATIONS

      To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1 Dollar Limitation

      To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2 More Than 10% Shareholders

      If an individual owns more than 10% of the total voting power of all classes of the Company’s stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.3 Eligible Employees

      Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

8.4 Term

      Except as provided in Section 8.2, the Option Term shall not exceed 10 years.

8.5 Exercisability

      An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

      For purposes of this Section 8.5, Disability shall mean “disability” as that term is defined for purposes of Section 422 of the Code.

8.6 Taxation of Incentive Stock Options

      In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7 Promissory Notes

      The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

SECTION 9.     STOCK AWARDS

9.1 Grant of Stock Awards

      The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to profits, revenue or profit growth, profit-related return ratios, cash flow or total shareholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

9.2 Issuance of Shares

      Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3 Waiver of Restrictions

      Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

SECTION 10.     AWARDS OF OPTIONS TO NONEMPLOYEE DIRECTORS

      Notwithstanding any other provision of the Plan to the contrary, grants to Eligible Directors shall be made only pursuant to the terms and conditions set forth below.

10.1 Annual Grants

      Commencing with the Company’s 2000 Annual Meeting of Shareholders, each Eligible Director shall automatically receive a grant of an Option to purchase 6,000 shares of Common Stock immediately following each year’s Annual Meeting of Shareholders (“Annual Grants”). Annual Grants shall vest and become exercisable upon the optionee’s continued service as a director until the next Annual Meeting of Shareholders after the Grant Date.

10.2 Initial Grants

      Each Eligible Director shall automatically receive a grant of an Option to purchase 24,000 shares of Common Stock immediately following his or her initial election or appointment to the Board (“Initial Grants”). Initial Grants shall vest and become exercisable as follows: Options for 6,000 shares shall become exercisable on and after one year after the Grant Date, and Options for an additional 6,000 shares shall become exercisable on and after each of the three succeeding anniversaries of the Grant Date.

10.3 Nonqualified Stock Options; Term of Options

      Options granted to an Eligible Director under the Plan shall constitute Nonqualified Stock Options. The term of each Option granted under this Section 10 shall be five years from the Grant Date.

10.4 Option Exercise Price

      The exercise price for shares purchased under an Option granted under this Section 10 shall be the Fair Market Value of the Common Stock on the Grant Date.

10.5 Post-Termination Exercises

      In case of termination of the Participant’s services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Participant at the date of such termination, only within three months after the date the Participant ceases to be a director of the Company if such termination is for reasons other than Disability and only within one year if such termination is by reason of Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Participant’s death may be exercised, to the extent of the number of shares purchasable by the Participant at the date of the Participant’s death, by the personal representative of the Participant’s estate entitled thereto at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. In case of termination of the Participant’s services for Cause, the Option shall automatically terminate upon first notification to the Participant of such termination. If a Participant’s services with the Company are suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option likewise shall be suspended during the period of investigation.

10.6 Corporate Transaction

      In the event of a Corporate Transaction, each Option that is at the time outstanding shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company’s accountants, it would render unavailable “pooling of interests” accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. All such Options not exercised prior to that time shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction.

10.7 Availability of Shares

      The Options provided for in this Section 10 are subject to the availability of shares under the Plan. If at the date of any grant under this Section 10 there are insufficient shares of Common Stock available to satisfy the grants in whole, then the shares available shall be divided by the number of Eligible Directors then entitled to a grant and each such Eligible Director shall be granted an Option for that number of shares.

10.8 Other Terms Applicable

      Except as otherwise provided in this Section 10, Options granted to Eligible Directors shall be subject to the terms and conditions of the Plan applicable to other Participants.

SECTION 11.     WITHHOLDING

      The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have the Company withhold shares of Common Stock (up to the minimum required federal tax withholding rate) or (c) by transferring to the Company shares of Common Stock (already owned by the Participant for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Related Corporation.

SECTION 12.     ASSIGNABILITY

      Awards granted under the Plan and any interest therein may not be assigned, pledged or transferred by the Participant and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Participant’s lifetime, such Awards may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Participant to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Participant’s death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

SECTION 13.     ADJUSTMENTS

13.1 Adjustment of Shares

      In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4.1 and the maximum number and kind of securities that may be made subject to Stock Awards and to Awards to any individual as set forth in Sections 4.2, 10.1 and 10.2 and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 13.1 but shall be governed by Sections 13.2 and 13.3, respectively.

13.2	Dissolution or Liquidation

      In the event of the proposed dissolution or liquidation of the Company, the Plan Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Plan Administrator in its discretion may permit a Participant to exercise an Option until ten days prior to such transaction with respect to all vested and exercisable shares of Common Stock covered thereby and with respect to such number of unvested shares as the Plan Administrator shall determine. In addition, the

Plan Administrator may provide that any forfeiture provision or Company repurchase option applicable to any Award shall lapse as to such number of shares as the Plan Administrator shall determine, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated. To the extent an Option has not been previously exercised, the Option shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to a Stock Award has not been waived by the Plan Administrator, the Stock Award shall be forfeited automatically immediately prior to the consummation of the proposed action.

13.3	Corporate Transaction

13.3.1	Options

      In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, and except for Options granted pursuant to Section 10, each outstanding Option shall be assumed or continued or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”). In the event that the Successor Corporation refuses to assume, continue or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all of the shares of Common Stock subject thereto, including shares as to which the Option would not otherwise be vested or exercisable. If an Option will become fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a specified time period after the date of such notice, and the Option shall terminate upon the expiration of such period, in each case conditioned on the consummation of the Corporate Transaction. For the purposes of this Section 13.3, the Option shall be considered assumed if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option, immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. All Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation. Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event the Participant’s employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Participant voluntarily without Good Reason. Notwithstanding the foregoing, no Incentive Stock Option shall become exercisable pursuant to this Section 13.1 without the Participant’s consent, if the result would be to cause such Option not to be treated as an Incentive Stock Option (whether by reason of the annual dollar limitation described in Section 8.1 or otherwise).

13.3.2	Stock Awards

      In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, the vesting of shares subject to Stock Awards shall accelerate, and the forfeiture provisions to which such shares are subject shall lapse, if and to the same extent that the vesting of outstanding Options accelerates in connection with the Corporate Transaction. If unvested Options are to be assumed, continued or substituted by a Successor Corporation without acceleration upon the occurrence of a Corporate Transaction, the forfeiture provisions to which such Stock Awards are subject shall continue with respect to shares of the Successor Corporation that may be issued in exchange for such shares.

      Any such Awards that are assumed or replaced in the Corporate Transaction, other than a Related Party Transaction, and do not otherwise accelerate at that time shall be accelerated in the event that the Participant’s employment or service relationship should subsequently terminate within two years following such Corporate Transaction, unless such employment or service relationship is terminated by the Successor Corporation for Cause or by the Participant voluntarily without Good Reason; provided, that such acceleration shall not occur if, in the opinion of the Company’s outside accountants, such acceleration would render unavailable “pooling of interests” accounting treatment for any Corporate Transaction for which pooling of interests accounting treatment is sought by the Company.

      “Related Party Transaction” means (a) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the surviving corporation immediately after the merger, (b) a mere reincorporation of the Company or (c) a transaction undertaken for the sole purpose of creating a holding company.

13.4	Further Adjustment of Awards

      Subject to Sections 13.2 and 13.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

13.5	Limitations

      The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

13.6	Fractional Shares

      In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 14.     AMENDMENT AND TERMINATION OF PLAN

14.1 Amendment of Plan

      The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

14.2	Termination of Plan

      The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan’s adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

14.3	Consent of Participant

      The amendment or termination of the Plan or the amendment of an outstanding Award shall not, without the Participant’s consent, impair or diminish any rights or obligations under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 13 shall not be subject to these restrictions.

SECTION 15.     GENERAL

15.1	Evidence of Awards

      Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

15.2	No Individual Rights

      Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation to terminate a Participant’s employment or other relationship at any time, with or without Cause.

15.3	Registration

      Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

      The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

      To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.4	No Rights as a Shareholder

      No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

15.5	Compliance With Laws and Regulations

      Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

15.6	Participants in Foreign Countries

      The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

15.7	No Trust or Fund

      The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.8	Severability

      If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.9	Choice of Law

      The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

SECTION 16.     EFFECTIVE DATE

      The Effective Date is the date on which the Plan is adopted by the Board, so long as it is approved by the Company’s shareholders at any time within 12 months of such adoption.

All share amounts in this Appendix A have been changed to reflect the amendment proposed in this Proxy Statement to increase the number of shares reserved for issuance by 2,000,000 shares.

ADVANCED DIGITAL INFORMATION CORPORATION
11431 Willows Road N.E.
P.O. Box 97057
Redmond, WA 98073-9757

Proxy For Annual Meeting Of Shareholders March 11, 2003
This Proxy Is Solicited On Behalf Of
The Board Of Directors

     The undersigned appoints Peter H. van Oppen and Linda A. Schoemaker, and either of them, with full powers of substitution, attorneys and proxies to vote all shares of stock of the undersigned entitled to vote at the annual meeting of shareholders of Advanced Digital Information Corporation (“ADIC”) to be held at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, on Tuesday, March 11, 2003 at 10:00 a.m. local time and any adjournment or postponements thereof with all powers the undersigned would possess if personally present:

The proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted “FOR ALL” in item 1, “FOR” item 2 and in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The board of directors at present knows of no other matters to be brought before the meeting.

IMPORTANT — PLEASE DATE AND SIGN ON THE OTHER SIDE.

Please mark your votes as /x/
indicated in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” IN ITEM 1 AND “FOR” ITEM 2:

1.	ELECTION OF DIRECTORS

To withhold authority to
vote, mark "For All Except"
NOMINEE:		For	Withhold	For All	and write the nominee's
		All	All	Except	number on the line below.

		/ /	/ /	/ /
01) Mr. Christopher T. Bayley
02) Mr. Frank M. (“Pete”) Higgins

2.	APPROVAL OF AMENDMENT TO THE 1999	For	Against	Abstain
	STOCK INCENTIVE COMPENSATION PLAN	/ /	/ /	/ /

	HOUSEHOLDING OPTION	For	Against
		/ /	/ /

PLEASE SIGN AS YOUR NAME APPEARS. Trustees, Guardians, Personal and other Representatives, please indicate full titles.

Signature of Shareholder(s) ______________________________________ Dated ___________, 2003.

PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.